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                                                                    EXHIBIT 99.1

MIDCOM NEWS

FOR IMMEDIATE RELEASE
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Contact:  Teresa C. Stackpole
          Director, Corporate Communications
          MIDCOM Communications Inc.
          206/574-3152

                    MIDCOM AND SPRINT TO TERMINATE CONTRACT
          MIDCOM THIRD QUARTER RESULTS TO FALL SHORT OF EXPECTATIONS

SOUTHFIELD, MI (October 31, 1997) - MIDCOM Communications Inc. (NASDAQ:
MCCI) today announced that after a lengthy period of dispute with Sprint Communications Company regarding provisioning and other service and billing issues, the two companies have reached a settlement agreement under which MIDCOM and Sprint will work together to transition MIDCOM's traffic to its own or other networks over the next ninety days. Sprint is currently MIDCOM's primary provider of telecommunications services and MIDCOM has withheld a number of payments to Sprint prior to reaching this settlement.

     Under the settlement agreement, MIDCOM is required to make payments of $1.25 million per week for three weeks beginning October 31, 1997, a $4 million payment on November 21, 1997, and weekly payments of the lesser of $2 million or the current outstanding balance thereafter. In addition, the companies have agreed to arbitrate certain MIDCOM disputes of up to an aggregate of $5 million on an expedited basis with a mutual release of all other claims. Included as part of MIDCOM's disputes are certain inadvertent interruptions of services provided by Sprint to MIDCOM beginning on October 28, 1997.

     Related in part to the issues embodied in its dispute with Sprint, together with pricing pressure in the long distance industry and slower than expected progress in improving provisioning and its internal systems, MIDCOM announced that both its third and fourth quarter revenue will be lower than the company's previous expectations. The company now expects that revenue for the quarter ended September 30, 1997 will be in the range of $24.5 to $25.5 million, with no

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significant improvement expected in the fourth quarter.  MIDCOM expects to announce final results for the third quarter on November 12, 1997.
     "While sales continue to be strong, and provisioning continues to improve, that progress has not occurred quickly enough for us to reach our short-term targets," said William H. Oberlin, MIDCOM president and chief executive officer. "We continue to believe that the ramping up of our switched network, together with the other changes we are making to improve provisioning will yield positive results in the longer term." Five of the company's six switches are currently carrying traffic, with the New York switch scheduled to be carrying traffic in November.
     In addition to its payment obligations to Sprint and other suppliers and working capital required to support operations, MIDCOM is scheduled to repay $8 million to its principal lender on November 1, 1997. At this time, the company does not have sufficient resources to satisfy these obligations. MIDCOM is engaged in discussions with its lender concerning both the payment due on November 1 and its need for additional operating capital. Furthermore, MIDCOM is in discussions with its financial advisors concerning possible sources of working capital and other strategic alternatives, which may include a merger, strategic partnership, or sale of the company. There can be no assurance that the company will be successful in any of these endeavors and failure to obtain significant working capital could force MIDCOM to seek protection under the federal bankruptcy laws.
     In addition, the company is engaged in discussions with Phoenix Network, Inc. regarding the status of their pending merger transaction. With regard to that transaction, Phoenix has assigned its rights and obligations under its purchase agreements with Trans National Communications (TNC) to MIDCOM, and the acquisition contemplated by those agreements is subject to due diligence by both parties.

Forward-looking Statements
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     Statements in this news release concerning future results or expectations, including ranges for third and fourth quarter 1997 revenue, financing or loan restructuring opportunities, provisioning improvements, and opportunities related to mergers, strategic partnerships, or sale of the company are forward-looking statements. Actual results, performance, or developments could differ materially from those expressed or implied by such forward-looking statements as a result of known or unknown risks, uncertainties and other factors including those identified in the company's Annual Report on Form 10-K and those described from time to time in the company's

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other filings with the Securities and Exchange Commission, press releases and other communications.

     Founded in 1989, MIDCOM provides a broad range of telecommunications services to small and medium-sized businesses nationwide. The company has regional offices throughout the nation and currently invoices approximately 100,000 customers monthly.

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